PROSPECTUS	Pricing Supplement Number 4320
May 17, 2005	Dated February 27, 2006
PROSPECTUS SUPPLEMENT	Filed Pursuant to Rule 424(b)(3)
August 24, 2005	No. 333-123085

GENERAL ELECTRIC CAPITAL CORPORATION

GLOBAL MEDIUM-TERM NOTES, SERIES A

(Floating Rate Notes)

Issuer:	General Electric Capital Corporation
Ratings:	Aaa/AAA
Trade Date/Pricing Effective Time:	February 27, 2006
Settlement Date (Original Issue Date):	March 2, 2006
Maturity Date:	March 2, 2012
Principal Amount:	US$150,000,000
Price to Public (Issue Price):	100%
Agents Commission:	0.300%
All-in Price:	99.700%
Net Proceeds to Issuer:	US$149,550,000
Interest Rate Basis (Benchmark):	LIBOR, as determined by LIBOR Telerate
Index Currency:	U.S. Dollars
Spread (plus or minus):	Plus 0.11%
Index Maturity:	Three Month
Index Payment Period:	Quarterly
Interest Payment Dates:	Quarterly on the second day of March, June, September and December of each year, commencing June 2, 2006 and ending on the Maturity Date
Initial Interest Rate:	To be determined two London Business days prior to the Original Issue Date
Interest Reset Periods and Dates:	Quarterly on the second day of March, June, September and December of each year and ending on the Maturity Date

Page 2
Pricing Supplement Number 4320
Dated February 27, 2006
Filed Pursuant to Rule 424(b)(3)
No. 333-123085

Interest Determination Dates:	Two London Business days prior to Interest Payment Dates
Day Count Convention:	Actual/360
Denominations:	Minimum of $1,000 with increments of $1,000 thereafter.
Call Dates (if any):	Not applicable
Call Notice Period:	Not applicable
Put Dates (if any):	Not applicable
Put Notice Period:	Not applicable
CUSIP:	36962GV68
ISIN:	Not applicable
Common Code:	Not applicable
Other:	Not applicable

Plan of Distribution:

The Notes are being purchased by Merrill Lynch, Pierce, Fenner & Smith Incorporated (the "Underwriter"), as principal, at the Issue Price of 100% of the aggregate principal amount less an Agents Commission equal to 0.300% of the principal amount of the Notes. The Underwriter has advised the Company that the Underwriter proposes to offer the Notes for sale at the Issue Price referenced above.

The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Page 3
Pricing Supplement Number 4320
Dated February 27, 2006
Filed Pursuant to Rule 424(b)(3)
No. 333-123085

Additional Information:

General

At September 30, 2005, the Company had outstanding indebtedness totaling $344.022 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at September 30, 2005, excluding subordinated notes payable after one year, was equal to $341.143 billion.

Consolidated Ratio of Earnings to Fixed Charges

The information contained in the Prospectus under the caption "Consolidated Ratio of Earnings to Fixed Charges" is hereby amended in its entirety, as follows:
		Year Ended December 31,			Nine Months Ended
2000	2001	2002	2003	2004	September 30, 2005
	(Restated)	(Restated)	(Restated)	(Restated)
1.52	1.73	1.66	1.86	1.89	1.82

For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges. Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which the Company believes is a reasonable approximation of the interest factor of such rentals.

CAPITALIZED TERMS USED HEREIN WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT